Exhibit 4.1

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES UNDERLYING THESE SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

Principal Amount: $	Issue Date: June , 2009

CONVERTIBLE NOTE

FOR VALUE RECEIVED, COMMONWEALTH BIOTECHNOLOGIES, INC., a Virginia corporation (hereinafter called “Borrower”), hereby promises to pay to                     , with an address of                                         (the “Holder”), without demand, the sum of                     Dollars ($                    ), with simple and unpaid interest thereon, on December 31, 2009 (the “Maturity Date”), if not paid sooner.

This Note has been entered into pursuant to the terms of a Subscription Agreement between the Borrower, the Holder and certain other subscribers of the Borrower’s convertible notes, dated of even date herewith (the “Subscription Agreement”), and shall be governed by the terms of such Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. The following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1 Interest Rate. Interest payable on this Note shall accrue at the annual rate of eight percent (8%) and be payable on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

1.2 Payment Grace Period. The Borrower shall have a five (5) day grace period to pay any monetary amounts due under this Note, after which grace period a default interest rate of twelve percent (12%) per annum shall apply to such payment.

1.3. Conversion Privileges. The conversion rights of the Holder as set forth in Article II of this Note shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. The principal amount of the Note and the remaining accrued but unpaid interest shall be payable in full on the Maturity Date, unless previously paid or converted into Common Stock in accordance with Article II hereof.

ARTICLE II

CONVERSION RIGHTS

The Holder shall have the right to convert the entire principal amount under this Note and the accrued but unpaid interest thereon into shares of the Borrower’s Common Stock as set forth below.

2.1. Conversion into the Borrower’s Common Stock.

(a) The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued interest, at the election of the Holder (the date of giving of such notice of conversion being a “Conversion Date”) into fully paid and nonassessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the Conversion Price as defined in Section 2.1(b) hereof, determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto as Exhibit A, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note, if any, through the Conversion Date directly to the Holder on or before the Delivery Date. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the outstanding principal amount of the Note and accrued but unpaid interest, if any, to be converted, by the Conversion Price.

(b) Subject to adjustment as provided for in Section 2.1(c) hereof, the Conversion Price per share of Common Stock shall be $0.50 (“Conversion Price”).

(c) The Conversion Price and the number and kind of shares or other securities to be issued upon conversion of this Note, shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser or surviving entity of the surviving corporation after any such consolidation, merger, sale or conveyance.

B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes of the Borrower’s capital stock that may be issued or outstanding, this Note, as to the unpaid principal amount thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the shares of Common Stock subject to the conversion of this Note immediately prior to such reclassification or other change.

C. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

D. Other Corporate Events. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination pursuant to which holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for Common Stock (a “Corporate Event”), the Borrower shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event, or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion price for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the holders of Notes representing at least 70% of the aggregate principal amount of the Notes then outstanding.

(d) Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly provide notice to the Holder setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(e) The Borrower will reserve from its authorized and unissued shares of Common Stock, the number of shares of Common Stock during the time periods and in the amounts described in the Subscription Agreement. The Borrower represents that upon issuance, such shares of Common Stock will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of the Borrower’s Common Stock upon the conversion of this Note.

2.2 No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note, but an adjustment in cash will be made, in respect of any fraction of a share (which will be valued based on the Conversion Price) which would otherwise be issuable upon the surrender of this Note for conversion and a check in the amount of the value of such fractional share shall be delivered to the Holder.

2.3 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

2.4 Maximum Conversion. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a

Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the issued and outstanding shares of Common Stock of the Borrower on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.3 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of the amount of the Note which is convertible shall be the responsibility and obligation of the Holder. The Holder may increase the permitted beneficial ownership amount up to 9.99% upon and effective after 61 days prior written notice to the Company. The Holder may allocate which of the equity of the Borrower deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

ARTICLE III

EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and accrued interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of interest or other sum due under this Note when due and such failure continues for a period of five (5) business days after the due date. The five (5) day period described in this Section 3.1 is the same five (5) business day period described in Section 1.1 hereof.

3.2 Breach of Covenant. The Borrower breaches any material covenant or other material term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

3.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in any Transaction Document, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and as of the Closing Date.

3.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Borrower if such receiver or trustee is not dismissed within forty-five (45) days of appointment.

3.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $50,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days.

3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within forty-five (45) days of initiation.

3.7 Delisting. Failure of the Borrower’s Common Stock to be listed for trading or quotation on a Principal Market.

3.8 Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than thirty (30) days after the due date, unless the Borrower is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the disputed amount.

3.9 Stop Trade. An SEC or judicial stop trade order or Principal Market trading suspension with respect to the Borrower’s Common Stock that lasts for ten (10) or more consecutive trading days.

3.10 Failure to Deliver Common Stock or Replacement Note. The Borrower’s failure to deliver Common Stock to the Holder pursuant to and in the form required by this Note and Sections 7 and 11 of the Subscription Agreement, or, if required, a replacement Convertible Note more than five (5) business days after the required delivery date of such Common Stock or replacement Convertible Note.

3.11 Reservation Default. The failure by the Borrower to have reserved for issuance upon conversion of the Note the number of shares of Common Stock as required in the Subscription Agreement.

3.12 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

ARTICLE IV

MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by a reputable overnight courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), (ii) on the first business day following the date deposited with an overnight courier service with charges prepaid, or (iii) on the third business day following the date of mailing pursuant to subpart (b) above, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: Commonwealth Biotechnologies, Inc., 601 Biotech Drive, Richmond, VA 23235, Attn, Dr. ‘Richard J. Freer, Ph.D., COO, telecopier: (804) 648-2641, with a copy by telecopier only to: Kaufman and Canoles, P.C., Three James Center, 12 th Floor, 1051 East Cary Street, Richmond, VA 23219, Attn: Bradley A. Haneberg, Esq., telecopier: (804) 771-5777, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note, with a copy by telecopier only to Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, telecopier number: (212) 697-3575.

4.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. This Note shall not be divided by the Holder except in increments of not less than $10,000 in principal amount and, in any event, the Holder shall promptly provide the Borrower written notice of an assignment of any of the rights under this Note.

4.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New York or in the federal courts located in the State of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder. This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

4.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.8 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the      day of June, 2009.

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:
Name:
Title:

WITNESS: